Exhibit 99.1

AITX and Robotic Assistance Devices Announces Price Changes for Some Security Robots

Detroit, Michigan, January 31, 2023 — Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions for enterprise clients, along with its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), today announced that RAD will implement price changes across four solutions offerings effective the start of the Company’s next fiscal year, March 1, 2023. Price increases range from 18% to 29% for three solutions. Furthermore, one solution will have a price decrease of 17%.

The Company noted that in most cases the final pricing for RAD products is determined by its network of over 50 dealers, and it is ultimately the responsibility of these dealers to apply and pass on any price increases to customers.

“The primary reason for these price increases is to ensure value pricing in the market. In other words, at these slightly increased prices we feel we still have tremendous cost advantages over manned guarding and traditional electronics solutions, and we want to be sure to collect the right amount of revenue for us,” said Mark Folmer, President of RAD. “Our projections indicate a lack of market sensitivity to a small increase in our pricing, and we anticipate a positive impact on revenue in the coming fiscal year as a result of higher prices and increased sales deployment.”

“These price increases help us achieve previously stated gross revenue goals for FY24 in addition to giving us flexibility to manage inflationary pressures without grossly deviating from our target return-on-capital and gross profit margins,” said Steve Reinharz, CEO of AITX and RAD. “Our sales team has shared for the past many months that a price increase would have little effect on sales, and I’m pleased that we thoroughly evaluated the idea and are executing it now.”

The Company noted that ROAMEO v3 is expected to have a build cost of half of ROAMEO v2. Furthermore ROSA 3.2 should have cost savings of approximately 40% when compared to ROSA 3.0.

“It is worth mentioning that as production volume increases, we anticipate further cost efficiencies,” stated Reinharz. “Our approach remains focused on achieving positive cash flow while maintaining a balance with necessary investments in research and development.”

AITX through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide a cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers this tremendous costs savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. The reference to the $25 billion (US) security and guarding services industry as presented above is of no predictive value regarding our future results of operations. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staffs and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.stevereinharz.com, www.radsecurity.com, www.radgroup.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

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Steve Reinharz

949-636-7060
@SteveReinharz